EXHIBIT 10.6

CAI INTERNATIONAL, INC.

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), is entered into by and between CAI International, Inc., a Delaware corporation (the “Company”) and Nadine Teixeira (“Ms. Teixeira”) as of the date this Agreement is signed by Ms. Teixeira.

This Agreement is an important document which should be examined carefully before signing.  Ms. Teixeira should seek the advice of anyone she needs to consult in order to make an informed decision, including her legal and tax advisors.  Ms. Teixeira is specifically notified that this Agreement releases any and all claims that she may have under the Age Discrimination in Employment Act.  The Company advises Ms. Teixeira to consult with an attorney prior to signing this Agreement.  Ms. Teixeira, who is herself an experienced attorney, understands and recognizes the significance and importance of the releases and waivers she is giving by entering into this Agreement.

W I T N E S S E T H:

WHEREAS, Ms. Teixeira has been employed by the Company as Vice President, International Legal Affairs; and

WHEREAS, Ms. Teixeira and the Company wish to enter into an agreement to clarify and memorialize the terms of Ms. Teixeira’s separation from the Company, as well as any continuing obligations of the parties to one another following the end of the employment relationship.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby agree as follows:

1.            Termination of Employment. Pursuant to Ms. Teixeira’s resignation, Ms. Teixeira’s employment with the Company will cease on September 19, 2012 (the “Separation Date”).  Ms. Teixeira understands that she will have no further responsibilities to the Company as an employee and Executive Officer following the Separation Date.  However, Ms. Teixeira will have non-employment responsibilities to the Company as provided in Section 2, below.  Ms. Teixeira acknowledges that her coverage under the Company’s group health plans will cease on September 30, 2012, unless she timely (and properly) elects COBRA or CAL-COBRA, as applicable.

2.             Transition to Outside Counsel Relationship.

(a)           Ms. Teixeira is an attorney licensed and admitted to practice in California and in good standing in California.  The Company wishes to retain Ms. Teixeira, and Ms. Teixeira wishes to be retained by the Company, to perform legal services as an outside attorney for the Company.  Ms. Teixeira and the Company agree that in performing such legal services, Ms. Teixeira will be an independent contractor, not an employee of the Company.  To effectuate this retention, Ms. Teixeira and the Company intend to enter into a separate retainer agreement for such legal services.  Although such separate retainer agreement will be controlling as to all matters addressed therein, Ms. Teixeira and the Company presently intend that such retainer agreement will be in effect at least until the end of calendar year 2012 (such period, the "Retainer Period"), that the monthly retainer fee will be in the amount of twenty-three thousand two hundred and five dollars ($23,205), which shall be pro-rated for the month of September, that Ms. Teixeira will be free to have other clients (subject to compliance with her obligations under the California Rules of Professional Conduct to avoid conflicts of interest), and that Ms. Teixeira will not be required to spend time equivalent to full-time employment performing her legal services to the Company under the retainer agreement.  During the Retainer Period, Ms. Teixeira will have access to and use of her Company-provided telephone and computer. The pro-rated September retainer fee shall be paid on the last business day of September and the monthly retainer fee for subsequent months shall be paid on a semi-monthly basis. If requested by the Company, Ms. Teixeira will submit an invoice or invoices for the retainer.

(b)           In addition to rendering legal advice and other legal services to the Company pursuant to such retainer agreement, Ms. Teixeira agrees to act in good faith and take the following actions during the period of her retention:

(i)           provide all Company documents, any devices, records, data, notes, marketing reports, proposals, lists, correspondence, specifications, materials, and equipment in her possession to the Company, including any back-up documents relating to the Company's legal matters that Ms. Teixeira has worked on during her tenure with the Company; and

(ii)          make herself available to other Company employees to answer questions related to Ms. Teixeira’s former duties with the Company.

(c)           Ms. Teixeira recognizes and agrees that the Company’s commitments and undertakings set out in section 2(a) above are not required by the Company’s policies or procedures absent execution of this Agreement, or by any contractual obligation of the Company other than this Agreement, or by any operation of law.  In addition to the foregoing, the Company will pay to Ms. Teixeira, at the end of the Revocation Period, the lump sum of seventy-eight thousand seven hundred fifty dollars ($78,750).  Ms. Teixeira recognizes and agrees that the Company’s commitment in section 2(a) to enter into a retainer agreement on terms favorable to Ms. Teixeira, together with such cash payment to her of $78,750, constitute valid consideration for Ms. Teixeira entering into this Agreement.

3.             Equity Matters; No Other Severance. Ms. Teixeira holds an option to purchase up to 10,000 shares of the Company's common stock, granted on June 5, 2009 and an option to purchase up to 4,000 shares of the Company's common stock, granted on June 12, 2012 (collectively, the "Option").  The parties agree that, so long as Ms. Teixeira is providing the services outlined in the retainer agreement during the Retainer Period, (a) the Option will continue to vest as provided in the Stock Option Grant Notices and Stock Option Agreements evidencing the Option, (b) the unvested portion of the Option will terminate on the last day of the Retainer Period and (c) the Option's post-termination exercise period shall not begin until the last day of the Retainer Period.  Ms. Teixeira acknowledges and agrees that, other than the Option, she holds no other stock, option, equity or other ownership interest in the Company and has no rights to receive any other stock, option, equity or other ownership interest in the Company.  The Option was originally granted with the intention that it qualify for beneficial tax treatment as an incentive stock option.  Ms. Teixeira further acknowledges that, in order to preserve the beneficial tax treatment as an incentive stock option, Ms. Teixeira must exercise the Option within three months of the Separation Date.

4.             General Release of Claims.

(a)          Ms. Teixeira, on behalf of Ms. Teixeira and Ms. Teixeira’s heirs, representatives, agents, beneficiaries, affiliates, assigns and successors, hereby expressly waives, releases and forever discharges any and all claims, complaints, demands, suits, actions and causes of action against the Company and releases the Company (including, for the purposes of the release of claims in this Agreement, the Company’s past and present employees, officers, directors, stockholders, partners, successors, predecessors, subsidiaries, affiliated and successor entities, assigns, managers, attorneys, agents, and representatives) from any and all claims, demands, actions, causes of action, obligations, damages and liabilities whatsoever, whether or not now known, suspected or claimed, which Ms. Teixeira ever had, now has, claims to have had, or hereafter may have, whether in Ms. Teixeira’s own right or by assignment, transfer or grant from any other person or entity, upon or by reason of any matter, cause or thing whatsoever, against the Company up to and including the Effective Date (as defined below), including without limitation any claims for costs or attorneys’ fees, whether asserted prior to or after the Effective Date.  It is understood that this release includes, but is not limited to, any claims for damages of any kind whatsoever, arising out of Ms. Teixeira’s employment, any claims for wages, salary, bonus, or commission, or any torts, any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, any legal restriction on the Company’s right to terminate service providers, or any federal, state or other governmental statute or ordinance, including, without limitation, the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Employee Retirement Income Security Act, all as amended, and any other federal, state or local laws or regulations concerning discrimination or harassment, wrongful termination, wages, hours, benefits, or conditions of employment, including without limitation the San Francisco Paid Sick Leave Ordinance, San Francisco Municipal/Police Code Article 33, and San Francisco Administrative Code Chapters 12A, 12B and 12C.  Ms. Teixeira represents that Ms. Teixeira has not filed any complaints, charges or lawsuits against Company with any governmental agency or any court.  Ms. Teixeira further represents that she has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.

(b)          Ms. Teixeira further acknowledges that this Agreement does not cover any claim or right Ms. Teixeira cannot waive as a matter of law, such as rights to workers compensation benefits or unemployment benefits.  This Agreement does not affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) to enforce the laws in its jurisdiction, nor does it purport to interfere with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the EEOC under such laws. This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude Ms. Teixeira or Company from claims brought for the exclusive purpose of enforcing their respective rights under this Agreement.

5.             Release of Unknown Claims.  Ms. Teixeira may later discover facts different from or in addition to those she knows or believes to be true regarding the claims released in this Agreement.  Ms. Teixeira intends to release all unknown as well as known claims hereby, and she agrees that this Agreement shall remain effective even if Ms. Teixeira later discovers different or additional facts that, if known to her, would have influenced her decisions about this Agreement.  Ms. Teixeira waives (i) all rights that she may have based on any unknown and undiscovered facts, and (ii) all rights that are provided in California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.             Non-Disparagement.

Ms. Teixeira agrees to refrain from any disparagement, defamation, libel or slander of the Company, including its prospects, products or services (together, the “Company Business”), its employees, directors, consultants, advisors, agents or representatives (the “Company People”), or its business reputation, or and further agrees to refrain from any tortious interference with the contracts and relationships of the Company.  Ms. Teixeira further agrees that she will not otherwise intentionally engage in conduct that is not in good faith and that is intended to disrupt, damage, impair or interfere with the Company Business, the Company People, and the Company’s reputation.  To the extent Ms. Teixeira becomes aware of any person or entity that, based in part on information or interaction with Ms. Teixeira, develops a disparaging impression of the foregoing, Ms. Teixeira will promptly so notify the Company and provide detail around the circumstances in which such situation has arisen.

7.             Consideration Period.  Ms. Teixeira understands she has 21 days from the date she received this Agreement to carefully review and consider whether to sign it.  The Company has advised her to consult an attorney before signing.  Ms. Teixeira understands that if she signs this Agreement, she will have another 7 days (the “Revocation Period”) to change her mind and revoke it.  To revoke this Agreement, Ms. Teixeira understands she must do so in writing, delivered to Timothy B. Page, Chief Financial Officer at the Company, within the Revocation Period.  Ms. Teixeira understands this Agreement will not take effect, and that she will not receive the consideration under Section 2 of this Agreement, until after the Revocation Period expires and provided she has not revoked the Agreement (such date of expiry of the Revocation Period, without revocation, shall be the “Effective Date”).

8.             Knowing and Voluntary Agreement; Drafting.  Ms. Teixeira represents and agrees that she has read this Agreement, understands its terms and the scope of the general release contained in Sections 4 and 5 above, and has entered into this Agreement without duress or coercion from any source.  Ms. Teixeira knows this Agreement is final and binding, and has signed it voluntarily. Ms. Teixeira has had the opportunity to consult legal counsel of her choice, has in fact been advised to do so, and has either done so or knowingly waived the right to do so.  The parties acknowledge that this Agreement was mutually drafted and that no provision shall be construed against either party as the drafter.

9.             No Admissions.  This Agreement should not be construed as an admission or a statement of any party that such party has acted wrongfully or unlawfully.  Each party expressly denies any wrongful or unlawful action.

10.           Entire Agreement.  This Agreement sets forth the entire understanding between the parties and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Ms. Teixeira’s employment with Company and the termination of the employment relationship.  Ms. Teixeira acknowledges that in executing this Agreement, Ms. Teixeira does not rely upon any oral representation or statement by any representative of Company affecting the subject matter of this Agreement.

11.           Severability.  If any provision in this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the rest of this Agreement shall continue in effect to the fullest extent possible.  Any court or tribunal of competent jurisdiction shall have the power to modify any unenforceable provision as necessary to comply with applicable law and to make this Agreement enforceable to the maximum extent allowed.

12.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without giving effect to principles of conflicts of laws, and the sole venue for any action to enforce this Agreement, or arising out of this Agreement, shall be San Francisco County, California.

13.           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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The parties hereto have executed this Separation Agreement and General Release as of the date indicated below.

THE COMPANY:

CAI INTERNATIONAL, INC.
a Delaware corporation

By:	/s/ Timothy B. Page
Timothy B. Page, Chief Financial Officer

Dated: September 12, 2012

/s/ Nadine Teixeira
Nadine Teixeira, an individual